UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 18, 2017

CAROLINA FINANCIAL CORPORATION

(Exact Name of Registrant As Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-19029	57-1039637
(Commission File Number)	(I.R.S. Employer Identification No.)

288 Meeting Street, Charleston, South Carolina	29401
(Address of Principal Executive Offices)	(Zip Code)

(843) 723-7700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the merger of Greer Bancshares Incorporated (“Greer”) with and into Carolina Financial Corporation (the “Company”) on March 18, 2017 (the “Merger”), pursuant to a First Supplemental Indenture dated March 18, 2017, by and between Greer, the Company, and Deutsche Bank Trust Company Americas, as Trustee, the Company assumed all of Greer’s obligations with respect to its outstanding trust preferred securities, including $6.2 million of junior subordinated debentures due 2034, related to Greer Capital Trust I, an unconsolidated Delaware statutory trust, with an interest rate equal to LIBOR plus 2.20%.  In addition, pursuant to a First Supplemental Indenture dated March 18, 2017, by and between Greer, the Company, and Wilmington Trust Company, as Trustee, the Company assumed all of Greer’s obligations with respect to its outstanding trust preferred securities, including $5.2 million of junior subordinated debentures due 2037, related to Greer Capital Trust II, an unconsolidated Delaware statutory trust, with an interest rate equal to LIBOR plus 1.73%.

In addition, in connection with the Merger, the Company assumed all of Greer’s obligations with respect to its $1.3 million of outstanding Series A 5% Subordinated Notes Due 2022 (the “Series A Notes”) and $2.5 million of outstanding Series B 5% Subordinated Notes Due 2022(the Series B Notes”). The current interest rate on the Series A Notes and Series B Notes is 5% per annum; however, effective July 1, 2017, the interest rate shall increase to 7% per annum. Beginning June 30, 2016, the Series A Notes and Series B Notes were pre-payable, in whole or in part, at any time and from time to time, without penalty.

The transaction documents governing the trust preferred securities, including the supplemental indentures and the original indentures, and the forms of Series A and Series B Notes, have not been filed herewith pursuant to Item 601(b)(4)(v) of Regulation S-K under the Securities Act of 1933, as amended. The Company agrees to furnish a copy of such transaction documents to the Securities and Exchange Commission upon request.

ITEM 3.03 Material Modifications to Rights of Security Holders.

The information set forth under Item 2.03 is incorporated herein by reference.

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Under the Agreement and Plan of Merger by and between the Company and Greer, dated November 7, 2016 (the “Merger Agreement”), effective following the closing of the Merger, Carolina Financial was to appoint a specified member of Greer’s board of director to join the Carolina Financial board of directors. Effective March 20, 2017, Carolina Financial’s board of directors expanded the size of the board from 11 to 12 directors and appointed Gary M. Griffin as a Class III director to fill the resulting vacancy on the board. Mr. Griffin has also been nominated as a board nominee for election by the Carolina Financial stockholders at the 2017 annual stockholders’ meeting. Mr. Griffin is the former chairman of Greer’s board of directors. No committee assignments have been made yet for Mr. Griffin.

Mr. Griffin will receive compensation as an outside director consistent with Carolina Financial’s standard compensation practices for outside directors. A description of Carolina Financial’s standard compensation practices for outside directors can be found in the section titled “Director Compensation” in Carolina Financial’s definitive proxy statement in connection with its 2017 annual meeting of stockholders filed March 20, 2017.

As disclosed in Carolina Financial’s Current Report on Form 8-K filed November 8, 2016, each of the former directors and executive officers of Greer, including Mr. Griffin, also executed a support agreement with Carolina Financial pursuant to which, among other things, he agreed to vote all of his shares of Greer common stock in favor of the Merger and against alternative transactions and not to sell or transfer his shares of Greer common stock prior to consummation of the Merger. Additionally, each former director of Greer, including Mr. Griffin, executed a non-competition agreement with Carolina Financial. The forms of such agreement were included as Exhibits C, D, and E to the Merger Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAROLINA FINANCIAL CORPORATION,
Registrant

By:	/s/ William A. Gehman, III
Name:	William A. Gehman, III
Title:	Chief Financial Officer

Dated: March 23, 2017